EXHIBIT 10.3

PRIVATE & CONFIDENTIAL

February 11, 2011

Russell Hammer
[personal address]

Dear Russ:

This letter agreement will confirm certain terms and conditions relating to the cash sign-on bonus provided under the employment offer letter between you and Orbitz Worldwide, Inc. (the "Company") dated December 30, 2010 (the "Employment Letter Agreement"). Specifically, you are to receive a cash-sign-on bonus of up to $531,000, less applicable taxes, payable within thirty (30) days of your employment start date, subject to adjustment and full or partial repayment if you resign or are terminated by the Company for "Cause" (as defined in the Employment Letter Agreement) within two (2) years of your employment start date. This cash sign-on bonus is to make you "whole" to the extent you do not receive your 2010 bonus from Crocs Incorporated ("Crocs").

The Employment Letter Agreement provides that any 2010 bonus you receive from Crocs will be deducted from the cash sign-on bonus paid to you by the Company. However, we understand that you may not receive your 2010 bonus payment from Crocs until after the date your sign-on bonus from the Company is due and payable. Therefore, you agree to repay the Company as follows: (i) within five (5) days from the date you receive the 2010 bonus from Crocs you shall make a payment to the Company by check equal to: (a) the amount you received from Crocs as your 2010 bonus, minus (b) all income and employment taxes deducted by the Company with respect to your prior receipt of an equivalent amount from the Company, and (ii) you authorize the Company to receive and retain a refund from the applicable taxing authorities of all income and employment taxes paid on your behalf with respect to your prior receipt of such amount from the Company.

Regards,

/s/ Paul E. Wolfe
Paul E. Wolfe
Group Vice President, Global Human Resources
Orbitz Worldwide

AGREED TO AND ACCEPTED BY:

/s/ Russell Hammer
Russell Hammer

2-11-11
Date